Exhibit 32.2

CERTIFICATION

Pursuant to the requirement set forth in Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 1350 of Chapter 63 of Title 18 of the United States Code (18 U.S.C. § 1350), Timothy C. Rodell, Chief Executive Officer, President and Director of GlobeImmune, Inc. (the “Company”), and C. Jeffrey Dekker, the Vice President, Finance and Treasurer, each hereby certifies that, to the best of his knowledge:

1. The Company’s Amendment No. 1 to the quarterly report on  Form 10-Q for the period ended June 30, 2014, to which this Certification is attached as Exhibit 32.2 (the “Periodic Report”), fully complies with the requirements of Section 13(a) or Section 15(d) of the Exchange Act; and

2. The information contained in the Periodic Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

In Witness Whereof, the undersigned have set their hands hereto as of the 5th day of September 2014.

/s/ Timothy C. Rodell	/s/ C. Jeffrey Dekker
Timothy C. Rodell	C. Jeffrey Dekker
Chief Executive Officer, President and Director	Vice President, Finance and Treasurer

This certification accompanies the Form 10-Q/A to which it relates, is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference into any filing of GlobeImmune, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (whether made before or after the date of the Form 10-Q/A), irrespective of any general incorporation language contained in such filing.